EXHIBIT 99.1

Energy XXI Closes Acquisition of Interests
In Core Operated Gulf of Mexico Oil Properties

HOUSTON – Dec. 22, 2009 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced it has completed the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd. (head-office: Tokyo, Japan, NASDAQ Symbol: MITSY, Tokyo Stock Exchange (TSE) Symbol: 8031).
The transaction essentially doubled the company’s interests in the same group of properties Energy XXI purchased from Pogo Producing Company in June 2007.  The properties include 22 core fields currently producing approximately 8,000 net barrels of oil equivalent (BOE) per day, about 77 percent of which is oil.  Upon restoration of volumes pending repair of third party pipelines damaged by hurricanes in 2008, net production from the acquired interests is expected to reach 10,000 BOE per day, taking total company production to an expected 30,000 BOE per day.
“This acquisition is a watershed event for Energy XXI, doubling our interests in the most oil-weighted and highest-margin properties in our portfolio,” Energy XXI Chairman and CEO John Schiller said.  “Beyond the obvious synergies gained by consolidating interests in properties we already operate, this transaction – which closed one month after announcement – puts the company back on solid financial footing.  Our strong balance sheet and greatly enhanced cash flows from the expanded asset base increase our ability to continue growing through our acquire-and-exploit strategy.”
The transaction was funded through common and preferred equity offerings that closed last week, raising $268.7 million after deducting underwriting discounts and commissions. Actual funding requirements at closing totaled $259 million, reflecting downward adjustments to the purchase price to reflect revenues generated since the effective date of July 1, 2009.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations (including information in the attached Operations Report) adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyXXI.com.

MitEnergy Gulf of Mexico Shelf Transaction Details

Purchase Price (effective July 1, 2009) Purchase price adjustments Funding requirement at closing			$283.0 Million $ (24.0) Million $259.0 Million
Assumption of abandonment liabilities*			$ 47.0 Million
Preliminary Purchase Price Allocation Proved reserves		$239.0 Million
Unproven/leasehold		$ 44.0 Million
Total		$283.0 Million
Resource Potential
Proved reserves		22.9 MMBOE	77% Oil	PV10**	$503 Million
Probables		4.2 MMBOE	65% Oil	PV10**	$109 Million
Possibles		4.5 MMBOE	63% Oil	PV10**	$105 Million
3	P	31.6 MMBOE			$717 Million
Future Development Costs Associated with proved reserves Associated with probables Associated with possibles		$ 77.1 Million $ 16.0 Million $ 21.9 Million
Total		$115.0 Million

*  Reflects discounted asset retirement obligations booked upon closing.
** PV10 shown is pre-tax and was calculated using flat prices of $60 per barrel of oil and $5 per thousand cubic feet of natural gas.

Glossary

Reserves and Resources:

Proved Oil and Gas Reserves –  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Proved Developed Reserves – Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Probables – Probables are those unproved resources that analysis of geological and engineering data suggest are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables. In general, probables may include (1) resources anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) resources in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area, (3) incremental resources attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) resources attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid and reservoir characteristics appear favorable for commercial application, (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally higher than the proved area, (6) resources attributable to a future workover, treatment, retreatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells that exhibit similar behavior in analogous reservoirs, and (7) incremental resources in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more resources than can be classified as proved.

Possibles – Possibles are those unproved resources that analysis of geological and engineering data suggest are less likely be recoverable than probables. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables and possibles. In general, possibles may include (1) resources that, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) resources in formations that appear to be petroleum-bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental resources attributed to infill drilling that are subject to technical uncertainty, (4) resources attributed to improved recovery methods when reasonable doubt exists that the project will be commercial, and (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally lower than the proved area.

Other terms:

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBBL – thousand barrels of oil.

MBOE – thousand barrels of oil equivalent.

MCF – thousand cubic feet of gas.

MMBOE – million barrels of oil equivalent.

MMCF – million cubic feet of gas.

PV10 – the estimated present value of the resource, discounted at a 10 percent annual rate.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com